                     	SECURITIES AND EXCHANGE COMMISSION
          		        WASHINGTON, DC 20549

				     SCHEDULE 13G
				    (RULE 13d-102)

		  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
		TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
			      PURSUANT TO RULE 13d-2(b)
			     (Amendment No. ____1_____)*

				Caminus Corporation
                                  (Name of Issuer)

				    Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

				      133766105
--------------------------------------------------------------------------------
                                   (CUSIP Number)

				     12/31/2002
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [X]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 133766105                 13G       	    	PAGE  2   OF  5  PAGES


--------------------------------------------------------------------------------
	Names of Reporting Persons
	I.R.S. Identification Nos. of Above Persons (Entities Only)

	Munder Capital Management
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]

        (See Instructions)                                   (b) [ ]
--------------------------------------------------------------------------------
  3     SEC Use Only

--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization
        State of Delaware
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power
      Shares
                       		   0
                           -----------------------------------------------------
   Beneficially     	   6       Shared Voting Power
                                   0
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power
       Each 			   0
                           -----------------------------------------------------
     Reporting      	   8       Shared Dispositive Power

    Person With                    0
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person
        0
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)
--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)
0%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)
IA
--------------------------------------------------------------------------------

CUSIP NO. 133766105                	13G              PAGE  3   OF  5  PAGES

Item 1.

	(a)	Name of Issuer:

		Caminus Corporation. (the "Company")

	(b)	Address of Issuer's Principal Executive Offices:

		Caminus Corporation
		825 Third Avenue
		New York, New York 10022

Item 2.
	(a)	Name of Person Filing:

		Munder Capital Management ("Munder")

	(b)	Address of Principal Business Office, if none, Residence:

		Munder Capital Center
		480 Pierce Street
		Birmingham, MI  48009

	(c)	Citizenship:

		Munder is a general partnership formed under the laws of the State of Delaware

	(d)	Title of Class of Securities:

		Common Stock

	(e)	CUSIP Number:

		133766105

Item 3.		If this statement is filed pursuant to Rule 13d-1(b), or
		13d-2(b), check whether the person filing is a:

/X/	(e)	an investment adviser in accordance with Rule13d-1 (b)(1)(ii)(E)

CUSIP NO. 133766105                 	   13G       	  PAGE  4  OF  5  PAGES

Item 4.		Ownership

	(a)	Amount Beneficially Owned:

		0 shares (the "Common Stock")

	(b)	Percent of Class

		0 %

	(c)	Number of shares as to which such person has:

		(i)	sole power to vote or direct the vote:

				0

		(ii)	shared power to vote or direct the vote:

				0

		(iii)	sole power to dispose or to direct the disposition of:

				0

		(iv)	shared power to dispose or direct the disposition of:

				0

Item 5.		Ownership of Five Percent or Less of a Class

		If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of
		securities, check the following	x.


Item 6.		Ownership of More than Five Percent on Behalf of Another Person

		Not Applicable.

Item 7.		Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on by the Parent Holding
Company

		Not Applicable.

CUSIP NO. 133766105                	     13G       	  PAGE  5  OF  5  PAGES

Item 8.		Identification and Classification of Members of the Group

		Not Applicable.


Item 9.		Notice of Dissolution of Group

		Not Applicable.


Item 10.	Certification

		By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


					SIGNATURE

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

					   MUNDER CAPITAL MANAGEMENT,
					   a Delaware general partnership


					   By:	    /s/ Mary Ann C. Shumaker

Dated:      2/13/2004                      Its:	    Associate General Counsel